LIFEWAY FOODS, INC. 8-K

Exhibit 99.1

Lifeway Foods Rejects Proposal from Danone and adopts limited duration shareholder rights plan

MORTON GROVE, Ill., November 5, 2024 — Lifeway Foods, Inc. (NASDAQ: LWAY) (“Lifeway” or the “Company”), a leading U.S. supplier of kefir and fermented probiotic products to support the microbiome, today announced that its Board of Directors (the “Board”) has rejected the unsolicited proposal made on September 23, 2024 by Danone North America PBC (“Danone”) to acquire all the shares of Lifeway that it does not already own for $25.00 per share.

After careful and thorough consideration, conducted in consultation with its independent financial and legal advisors, the Board determined that Danone’s opportunistic proposal substantially undervalues Lifeway and is not in the best interests of the Company and its shareholders or other stakeholders. In addition, in response to Danone’s proposal and its substantial ownership position in the Company, the Board adopted a limited duration shareholder rights plan, effective immediately (the “Rights Plan”).

The Rights Plan is intended to enable all shareholders to realize the full value of their investment in Lifeway. The Rights Plan will reduce the likelihood that Danone gains control of Lifeway through open market accumulation or otherwise without paying all shareholders an appropriate control premium or without providing the Board sufficient time to make informed judgments and take actions that are in the best interests of all of the Company’s shareholders and other stakeholders.

The Rights Plan has similar provisions to those of other plans adopted by publicly-held companies in comparable circumstances. Under the Rights Plan, Lifeway will distribute to its shareholders one preferred share purchase right for each outstanding share of Lifeway common stock to shareholders of record at the close of business on November 18, 2024. Initially, these rights will not be exercisable and will trade with, and be represented by, the shares of Lifeway common stock.

Under the Rights Plan, the rights will become exercisable if an entity, person or group acquires beneficial ownership of 20% or more of the outstanding shares of Lifeway common stock in a transaction not approved by the Board or if an entity, person or group that currently beneficially owns 20% or more of the outstanding shares of Lifeway common stock acquires any additional shares. If the rights become exercisable, each right will entitle its holder (other than the person, entity or group triggering the Rights Plan, whose rights will become void and will not be exercisable) to purchase, at the then-current exercise price, additional shares of common stock having a then-current market value of twice the exercise price of the right. Certain synthetic interests in securities created by derivative positions are considered to be ownership of the underlying shares of common stock for purposes of the Rights Plan.

The Rights Plan does not deter any offer to acquire the Company from any party, nor does it preclude Lifeway’s Board from considering an offer that is fair and otherwise in the best interests of the Company’s shareholders.

Unless earlier redeemed, terminated or exchanged pursuant to the Rights Plan, the rights will expire on November 4, 2025.

Lifeway remains focused on its strategic plan to bring kefir to more households while also expanding into adjacent categories. The Company plans to continue to build on its strong momentum, as evidenced by recent financial results, and creating shareholder value. The Board and management are committed to acting in the best interests of all shareholders and ensuring that they are able to realize the full potential value of their investment.

Further details about the Rights Plan will be contained in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Evercore is serving as a financial advisor to Lifeway and Sidley Austin LLP is serving as legal counsel to Lifeway.

About Lifeway Foods, Inc.

Lifeway Foods, Inc., which has been recognized as one of Forbes’ Best Small Companies, is America’s leading supplier of the probiotic, fermented beverage known as kefir. In addition to its line of drinkable kefir, the company also produces a variety of cheeses and a ProBugs line for kids. Lifeway’s tart and tangy fermented dairy products are now sold across the United States, Mexico, Ireland, South Africa and France. Learn how Lifeway is good for more than just you at lifewayfoods.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations for our business, operations, financial performance or condition. These statements use words such as “continue,” “believe,” “expect,” “anticipate,” “plan,” “project,” “estimate,” “outlook,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.” You are cautioned not to rely on these forward-looking statements. These forward-looking statements are made as of the date of this press release, are based on current expectations of future events and thus are inherently subject to a number of risks and uncertainties, many of which involve factors or circumstances beyond Lifeway’s control. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from Lifeway’s expectations and projections. These risks, uncertainties and other factors include: price competition; the decisions of customers or consumers; the actions of competitors; changes in the pricing of commodities; the effects of government regulation; possible delays in the introduction of new products; customer acceptance of products and services; and other factors discussed in Part I, Item 1A “Risk Factors” of Lifeway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Lifeway expressly disclaims any obligation to update any forward-looking statements (including, without limitation, to reflect changed assumptions, the occurrence of anticipated or unanticipated events or new information), except as required by law.

Contacts:

Perceptual Advisors

Dan Tarman

Email: dtarman@perceptualadvisors.com

OR

Longacre Square Partners

Joe Germani / Miller Winston

Email: LWAY@longacresquare.com